Exhibit 8.4

[Under Appleby’s Letterhead]

Our ref: 008284.0007

6 September 2012

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, PRC

Dear Sirs,

Re:                             China Mobile Games and Entertainment Group Limited (the “Company”)

1.                                      This opinion as to Bermuda law is addressed to you in connection with the Company’s registration statement on Form F-1 (No. 333-183423) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 20 August 2012, as amended by the Amendment No. 1 to be filed on or about 27 August 2012 relating to the distribution of American Depositary Shares each representing certain Class A Ordinary Shares of par value US$0.001 each in the Company to the shareholders of VODone Limited (the “Registration Statement”).

2.                                      For the purposes of this opinion, we have examined and relied upon the Registration Statement.

3.                                      We have not made any investigation of, and express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

4.                                      We have assumed:

(a)                                 the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents, which or copies of which have been submitted to us;

(b)                                 that the Registration Statement and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent; and

(c)                                  that there is nothing under any law (other than the laws of Bermuda) which would or might affect the opinions set out below.

5.                                      Based on the foregoing and subject to the reservations set out above and subject to any matter not disclosed to us, we are of the opinion that, under the current laws of Bermuda, the statements in the Registration Statement under the section headed

“Bermuda Taxation” insofar as such statements constitute summaries of the legal matters, and only to the extent, governed by the laws of Bermuda, fairly and accurately present the information and summarises the matters referred to therein and that such statements constitute our opinion.

This opinion is addressed to you in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  As Bermudan attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the U.S. Securities Act of 1933 nor thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby
Appleby